Exhibit 10.18

LITHIUM AMERICAS CORP.

(the “Company”)

DEFERRED SHARE UNIT GRANT LETTER

To: [________________] (“you” or the “Awardee”)

This letter documents that you have been granted [____________] Deferred Share Units (“DSUs”), each allowing you to acquire one Share without any payment).

This letter and your acceptance hereof serve as a Deferred Share Unit Grant Letter under Section 5.2 of the Company’s Equity Incentive Plan (the “Equity Incentive Plan”). All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Equity Incentive Plan. You acknowledge having received, read, and understood a copy of the Equity Incentive Plan. In the event of any inconsistency between the terms of this Deferred Share Unit Grant Letter and the Equity Incentive Plan, it is hereby acknowledged that the terms of the Equity Incentive Plan shall govern.

DSUs will be automatically redeemed by the Company, with no further action by the Awardee, on the date specified in the Equity Incentive Plan which is a specified period of time after (i) a “Separation Date” (as such term is defined by the Equity Incentive Plan), or (ii) the death of the Awardee.

Except pursuant to a will or by the laws of descent and distribution, no Award and no other right or interest of an Awardee is transferable or assignable.

The Awardee hereby authorizes the Company to withhold any remuneration payable to the Awardee or take any other steps necessary for the purposes of paying any taxes required to be deducted or withheld as a result of the Awardee’s participation in the Equity Incentive Plan.

Subject to the terms of the Equity Incentive Plan, the Board shall have full discretion with respect to any actions to be taken or determinations to be made in connection with the DSUs issued to the Awardee, and the determination of the Board shall be final, binding and conclusive.

This agreement is governed by and will be construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein. For the purposes of all legal proceedings, this agreement will be deemed to have been performed in the Province of British Columbia and the courts of the Province of British Columbia will have jurisdiction to entertain any action arising under this agreement. Each of the parties attorn to the jurisdiction of the courts of the Province of British Columbia.

This agreement may be signed in counterparts, by PDF or other electronic means, each of which so executed shall be deemed to be an original document and together, shall constitute one and the same document.

You are reminded that you are prohibited from trading in the securities of the Company while in possession of material undisclosed material and during blackout periods and that all trades made by insiders are required to be filed on the System for Electronic Disclosure by Insiders (SEDI).

Dated this [____] day of [_________], 20[__].

LITHIUM AMERICAS CORP.

By:
Name:
Title:

I accept terms of this Deferred Share Unit Grant Letter and the Equity Incentive Plan.

Sign here: